Exhibit 10.1

FORM OF

AGREEMENT

This AGREEMENT (“Agreement”) dated as of the      day of November, 2008 (“Effective Date”) by and among Strategic Hotels & Resorts, Inc. (“SHR”), Strategic Hotel Funding, L.L.C. (“Employer”) (SHR and Employer, individually or collectively, “Company”) and                      (“Executive”).

WHEREAS, the Company considers it important to foster the continued employment of key employees and determined that individual severance protection agreements should be provided to reinforce and encourage the continued attention and dedication of certain members of the Company’s management, including Executive.

NOW, THEREFORE, in consideration of the premise and covenants and undertakings herein contained, the parties hereto agree as follows:

1. Term. Executive acknowledges that Executive is employed “at will” (subject to the severance and other termination provisions set forth herein, in Executive’s equity-based and other long-term incentive award agreements and under any of the Company’s employee benefit plans and programs that apply to Executive). Executive also agrees that the Company is not by reason of this Agreement obligated to continue Executive’s employment for any specific duration. Either party may terminate Executive’s employment at any time and for any reason, subject to the terms of this Agreement.

2. Termination of Employment.

(a) Termination by Company May Be With or Without Cause or Notice. The Company may terminate Executive’s employment at any time with or without Cause (as defined in Section 2(b)) or advance notice, as in its sole discretion it may decide.

(b) Definition of “Cause”. For purposes of this Agreement, the term “Cause” shall mean:

(i) the willful and continued failure by the Executive, after reasonable notice and opportunity to cure, to substantially perform Executive’s duties with the Company (other than any such failure resulting from the Executive’s disability as reasonably determined by the Company);

(ii) willful gross misconduct involving serious moral turpitude, or breach of Executive’s duty of loyalty to the Company;

(iii) conviction (or plea of no contest) of (a) a felony, (b) a crime involving fraud or (c) other illegal conduct, other than traffic violations, which, with respect to clause (c), is demonstrably injurious to the Company’s financial position or reputation;

(iv) material breach of any of the Company’s material written policies (it being understood that “written” shall include policies documented in electronic form);

(v) willful dishonesty in connection with the Company’s business;

(vi) the Executive willfully (x) impedes, (y) endeavors to influence, or obstruct or impede or (z) fails to materially cooperate (which shall not include a failure to disclose documents or information protected by attorney-client privilege) with an investigation authorized by the Board of Directors of the Company (“Board”) (an “Investigation”); or

(vii) the Executive willfully withholds, removes, conceals, destroys, alters or by other means falsifies any material which has been requested in an Investigation, or attempts to do so or solicits another to do so, provided that Executive shall not be required to disclose documents or information protected by attorney-client privilege.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith and without reasonable belief that such conduct was in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described above, and specifying the particulars thereof in detail.

(c) Definition of “Constructive Termination”. Executive shall be considered to have the right to terminate Executive’s employment as a result of a “Constructive Termination” if, without the written consent of the Executive:

(i) the Company materially reduces Executive’s base salary or target bonus opportunity or the Company otherwise materially breaches this Agreement;

(ii) the Company materially reduces Executive’s duties or authority;

(iii) the Company relocates its principal offices, or the Executive’s principal place of employment, outside the Chicago metropolitan area; or

(iv) any successor to the Company (or the Company itself, following a Change of Control (as defined in the default definition of the Amended and Restated 2004 Incentive Plan as in effect on the Effective Date) (“Change of Control”) of SHR or the Company) fails to assume this Agreement or affirm its obligations hereunder in any material respect.

Notwithstanding the foregoing, at the direction of the Board, certain of the Executive’s duties may be reassigned to another director or officer for up to 30 days to permit an Investigation of whether there is a basis to terminate the Executive for Cause. Such reassignment shall not constitute Constructive Termination as long as the reassigned duties are directly and materially related to the subject of the Investigation. A termination by the Executive shall not be deemed to be as a result of a Constructive Termination unless the Executive shall have provided notice of the Constructive Termination event within 90 days of its occurrence and the Company shall have had a reasonable opportunity (30 days) to cure such conduct or event.

3. Amount Due Following Termination of Employment Without Cause (including, without limitation, Constructive Termination):

(a) Severance Pay. If Executive’s employment is terminated without Cause (including, without limitation, a Constructive Termination), Executive shall be paid severance pay in an aggregate amount equal to one times the sum of Executive’s annualized annual base salary plus Executive’s target bonus for the calendar year in which Executive’s employment is terminated. Such amount shall be paid in a lump sum. However, if Executive’s employment is terminated without Cause (including, without limitation, a Constructive Termination) by reason of or within two years after a Change of Control of SHR, such one times multiple shall be increased to two.

(b) Pro-rata Bonus. If Executive’s employment is terminated without Cause (including, without limitation, a Constructive Termination), Executive shall be paid a pro-rata target bonus for the elapsed portion of the calendar year in which Executive’s termination of employment occurs through the date of Executive’s termination of employment, payable in a lump sum. In addition, if the bonuses for the preceding calendar year for executives of the Company have not been paid by the date of Executive’s termination of employment without Cause (including, without limitation, Constructive Termination), the Executive shall be paid a bonus for such preceding calendar year in an amount no less than the Executive’s target bonus for such preceding year.

(c) Vesting of Stock Units and Equity Awards and Medical Coverage Continuation. If Executive’s employment is terminated without Cause (including, without limitation, a Constructive Termination) by reason of or within two years after a Change of Control of SHR, any outstanding performance-earned, performance-vesting or time-vesting shares, stock units or options will immediately fully vest as of Executive’s termination of employment and any outstanding unearned performance shares, stock units or options shall be treated as earned at target and such deemed earned awards will immediately fully vest as of Executive’s termination of employment. Otherwise, if Executive is terminated without Cause (including, without limitation, a Constructive Termination):

(i) any outstanding performance-earned or time-vesting shares, stock units or options that would (other than because of a Change of Control) vest within the one-year period immediately following Executive’s termination of employment if Executive had remained employed with the Company will vest as of Executive’s termination of employment;

(ii) any outstanding unearned performance shares, stock units or options that could (other than because of a Change of Control) be earned and vested within the one-year period after Executive’s termination of employment if Executive had remained employed with the Company shall be treated as earned at target and will vest as of Executive’s termination of employment; and

(iii) any outstanding performance-vesting shares, stock units or options that could (other than because of a Change of Control) vest within the one-year period after the Executive’s termination of employment if Executive had remained employed with the Company will vest at their target vesting level as of Executive’s termination of employment.

In addition, the Company shall continue Executive’s medical coverage for twelve months after the termination date (24 months by reason of or after a Change of Control of SHR), at the same cost and level as though Executive had continued as an employee. The continued medical coverage shall run concurrently with the time period for which the Executive and Executive’s family members are entitled to continued medical coverage under the provisions of section 4980B of the Internal Revenue Code of 1986, as amended (“Code”), and section 601 of the Employee Retirement Income Security Act of 1974, as amended, if applicable, or any similar state law continuation coverage requirements.

(d) Release and Payment. No severance or other payment under this Section 3 shall be payable to Executive under the terms of this Section 3 unless a release agreement in a form reasonably determined by the Company has been executed and delivered within 22 days of termination of employment and not revoked within the seven day revocation period set forth therein. After satisfaction of the requirements of this Section 3(d), payments under this Section 3 will be made on the 30th day after the Executive’s termination of employment, unless earlier payment is permitted by section 409A of the Code (“Section 409A”) in which event payment will be made at such earlier time immediately after the revocation period.

(e) Termination Without Cause. Termination Without Cause (including, without limitation, Constructive Termination) shall not include termination of employment by reason of the Executive’s death or Disability. For purposes of this Section, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) days (which need not be continuous) during any consecutive twelve-month period as a result of incapacity due to a physical or mental illness which, in the opinion of the Company, renders the Executive incapable, after reasonable accommodation, or performing Executive’s duties under this Agreement.

4. Certain Covenants and Representations.

(a) Confidentiality. Executive acknowledges that, in the course of Executive’s employment by the Company, Executive will receive and or be in possession of non-public proprietary and confidential information of the Company and its parent, subsidiaries, affiliates and divisions, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, computer programs and software (collectively, “Confidential Information”). Executive agrees that Executive will not, without the prior written consent of the Company, during the period of Executive’s employment or thereafter, disclose or make use of any such Confidential Information, except as may be required by lawful order of a court or agency with competent jurisdiction, or as may be reasonable and appropriate in the course of Executive’s employment hereunder, provided that Executive shall not be precluded from responding truthfully in connection with regulatory inquiries or litigation-related matters. Executive agrees that all tangible materials containing Confidential Information, whether created by Executive or others, which shall come into Executive’s custody or possession during Executive’s employment, shall be and are the exclusive property of the Company. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company all Confidential Information and property of the Company in Executive’s possession, except that Executive may retain plans, agreements, schedules or other documents or materials relating to Executive’s own compensation and benefits, and may retain Executive’s personal diaries and other personal files. Notwithstanding the above, nothing in this provision shall be construed as precluding Executive from using any information or knowledge generally known to persons of Executive’s experience in other companies in the hotel/resort industry.

(b) Non-disparagement. Executive agrees that Executive will not, without the prior written consent of the Company, during the period of Executive’s employment or thereafter, publicly disparage or criticize the Company, or issue any public communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law, provided, however, that this provision shall not in any way adversely affect, or otherwise limit, restrict or impede, Executive in the full and proper performance of Executive’s duties and responsibilities.

(c) Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 4 are reasonable and necessary for the protection of the Company and its parent, subsidiaries, affiliates and divisions, and that they may be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company and its parent, subsidiaries, affiliates and divisions, shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of these provisions. If any provision of this Section 4 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

5. Miscellaneous.

(a) Authority. The Compensation Committee of the Board has approved this Agreement, and SHR, the Employer and Executive each separately represent and warrant, respectively, that each has the full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of SHR, the Employer and Executive and is enforceable against SHR, the Employer and Executive in accordance with its terms.

(b) Non-alienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or Executive’s estate.

(c) Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. SHR and the Employer shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts earned by Executive in other employment after termination of Executive’s employment with the Company, or any amounts which might have been earned by Executive in other employment had Executive sought such other employment. However, to the extent not inconsistent with Section 409A, the Company shall be entitled to set off against amounts payable to Executive under this Agreement any amounts owed to the Company by Executive.

(d) Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by a nationally recognized pre-paid overnight delivery service or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to Executive at Executive’s address or to SHR or the Employer at the address set forth below or at such other address as Executive or SHR or the Employer may specify by notice to the other:

To SHR and/or the Company:

[General Counsel] Strategic Hotels & Resorts, Inc.

200 W. Madison Street, Suite 1700

Chicago, Illinois 60606

To Executive:

[                                         ]

(e) Entire Agreement; Amendment. Except as otherwise noted herein, this Agreement supersedes all prior agreements between the parties with respect to its subject matter, including, without limitation, the Strategic Hotel Capital, Inc. Severance Program or any individual severance agreement, and is intended to be a complete and exclusive statement of the terms and conditions of the agreement among the parties and may be amended or terminated only by a writing signed by the parties hereto affected by such amendment.

(f) Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(g) Assignment. Except as otherwise provided in this Section 5(g), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Employer or SHR only to its successors, parents, subsidiaries, affiliates or divisions, provided that any assignment by the Employer or SHR shall not, without the written consent of Executive, relieve the Employer or SHR of its obligations hereunder.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

(i) Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.

(j) Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

(k) Governing Law. This Agreement is being entered into in the State of Illinois and shall be governed by the law of the State of Illinois, without regard to its conflict of laws principles.

(l) Arbitration. Any dispute or claim between the parties involving the interpretation of any of the terms of this Agreement or the termination of Executive’s employment with the Company shall be resolved through arbitration in accordance with this Section 5(l). The arbitration shall be before a neutral arbitrator (or three person arbitration panel) in accordance with the applicable rules of the American Arbitration Association (“AAA”) and shall take place in Chicago, Illinois. Each party shall bear its own legal fees and costs in such proceeding, except as otherwise awarded or decided by the arbitrator. The fees and chargeable expenses of the arbitrator shall be paid by the Company. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

(m) Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding relating to the interpretation of this Agreement or the termination of Executive’s employment with the Company.

(n) Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(o) Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

(p) Inconsistency. In the event of any inconsistency between this Agreement and any plan, program or practice of the Company, the terms of this Agreement shall control unless the plan, program or practice is more favorable to Executive.

(q) Acknowledgement by Executive. The Executive represents to the Employer and SHR that Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that Executive has read this Agreement and that Executive understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, Executive has been given a reasonable time to review it, to consult with counsel of Executive’s choice, and to negotiate at arm’s-length with the Employer and SHR as to the contents. The Executive, SHR and the Employer agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

(r) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the extent possible so that the payments set forth herein either shall be exempt from the requirements of Section 409A or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. To the extent that any amount payable pursuant to this Agreement constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Executive’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Company (“Separation from Service”), the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of Executive’s death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, with interest (compounded monthly) at the prime rate reported by the Wall Street Journal on the date the payment otherwise would have been made, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier. The Executive hereby acknowledges that Executive has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable federal and state tax law. Executive hereby agrees to bear the entire risk of any such adverse federal and state tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A, and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income tax laws. If payments under Section 3 constitute 409A Payments, references within

Section 3 and this Section 8 to termination of employment or similar language shall mean Executive’s “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), including the default presumptions thereunder. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STRATEGIC HOTELS & RESORTS, INC.

By:
[Executive]	Name:
Title:

STRATEGIC HOTEL FUNDING, L.L.C.

By:
Name:
Title: